As filed with the Securities and Exchange Commission on August 27, 1999
                                                         Registration No._______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   ----------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                            CAPITAL TITLE GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                     6541                     87-0399785
(State or other jurisdiction     (Primary Standard            (I.R.S. Employer
     of incorporation or      Industrial Classification      Identification No.)
        organization)                Code Number)

                2901 EAST CAMELBACK ROAD, PHOENIX, ARIZONA 85016
                                 (602) 954-0600
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                                   ----------
                                 DONALD R. HEAD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            CAPITAL TITLE GROUP, INC.
                            2901 EAST CAMELBACK ROAD
                             PHOENIX, ARIZONA 85016
                                 (602) 954-0600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                    Copy to:
                          CHRISTOPHER D. JOHNSON, ESQ.
                         SQUIRE, SANDERS & DEMPSEY L.L.P
                             40 NORTH CENTRAL AVENUE
                             PHOENIX, ARIZONA 85004
                                 (602) 528-4000

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration/ statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     PROPOSED MAXIMUM    PROPOSED    AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE   AGGREGATE PRICE     OFFERING   REGISTRATION
  TO BE REGISTERED     REGISTERED       PER UNIT *        PRICE         FEE
--------------------------------------------------------------------------------
   Common stock         5,402,845        $2.50         $13,507,112   $3,755.00
--------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, pursuant to Rules 457
(c) and 457 (h) under the Securities Act, on the basis of the average of the high and low prices for shares of Common Stock as reported by the Nasdaq SmallCap Market on August 17, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1999

PROSPECTUS

                            CAPITAL TITLE GROUP, INC.
                                5,402,845 SHARES
                                 OF COMMON STOCK

Capital Title Group, Inc.
2901 East Camelback Road
Phoenix, Arizona 85016
Telephone: (602) 954-0600

THE OFFERING

All of the shares of common stock being offered in this prospectus have already been issued by Capital Title Group and will be sold by the shareholders who own them. The total shares covered by this prospectus includes 4,630,703 shares currently held by the selling shareholders and an additional 772,142 shares of common stock to be issued to them upon exercise of their warrants. The selling shareholders can use this prospectus to sell all or part of their shares, including the shares they receive through the exercise of their warrants.

NASDAQ SMALLCAP MARKET TRADING SYMBOL

                            Trading Price
         Symbol          on August 17, 1999
         ------          ------------------

         CTGI                   $2.50

PROCEEDS FROM THIS OFFERING

The shareholders selling the common stock in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 27, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference include the following:

* our annual report on Form 10-KSB for the fiscal year ended December 31, 1998;

* our quarterly reports on Form 10-QSB for the quarterly periods ended March 31, 1999 and June 30, 1999;

*    our current report on Form 8-K dated December 7, 1998; and

* our definitive proxy statement for our 1999 annual meeting of shareholders dated March 22, 1999.

     All documents and reports filed by us pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                            Capital Title Group, Inc.
                            2901 East Camelback Road
                             Phoenix, Arizona 85016
                            Attn: Corporate Secretary
                            Telephone: (602) 954-0600

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" AT PAGE 13 OF THIS PROSPECTUS.

                            CAPITAL TITLE GROUP, INC.

     Capital Title Group, Inc. is a Delaware corporation which acts as the parent holding company of the following subsidiaries:

     (1) Capital Title Agency, Inc. is an Arizona corporation which has operated under the authority of the State Banking Commission since November 1, 1981. Capital Title Agency is an independent title agency that provides escrow services and, as an agent for four title insurance companies, issues title insurance policies in Maricopa, Yavapai and Mohave Counties in Arizona. Capital Title Agency currently operates 30 offices located throughout Maricopa, Yavapai and Mohave Counties in Arizona.

     (2) New Century Title Company, a California corporation, purchased a dormant escrow and title agency in San Diego, California and began operations as an independent title agency in July 1998. New Century currently has three offices in San Diego County.

     (3) New Century Title Company of Northern California is a California corporation which acquired Northwestern Consolidated Corporation and its subsidiaries in November 1998. Northwestern had operated as an independent title agency since 1959. New Century of Northern California is an independent title agency that provides escrow services and, as an agent for a title insurance company, issues title insurance policies in Sonoma, Contra Costa and Alameda Counties in California. New Century of Northern California currently operates ten offices in the San Francisco region.

     We plan to aggressively continue our growth in Arizona and California, and as conditions merit, to expand into other southern and southwestern states. We intend to accomplish this expansion both through acquisition transactions and through recruitment of escrow officers with significant existing revenue production based upon their relationships with real estate brokers, mortgage lenders and other industry participants. We intend to attempt to attract these significant producers through employment packages that include commissions based on generation of revenue and stock options.

     Our principal executive officer are located at 2901 East Camelback Road, Phoenix, Arizona 85016, and our telephone number is (602) 954-0600.

                                 OUR OPERATIONS

     We are an independent title agency that provides escrow services and, as an agent for First American Title Insurance Company, Chicago Title Corporation, Stewart Information Services Corporation, United General Insurance Company and Old Republic Insurance Company, issues title insurance policies that service the real estate industry in seven counties in California and Arizona. Our operations commenced in 1981 in Prescott, Arizona.

     Our expansion began in 1996 and we currently operate 30 branch offices in Maricopa, Yavapai and Mohave County, Arizona. During 1998 we entered the California market where we have 13 branch offices in San Diego, Sonoma, Alameda and Contra Costa Counties.

     Our 1998 operations were positively impacted by the geographic locations in which we operate. Arizona and California ranked among the top states in the nation in 1998 in the rate of new job creation, population growth and gains in personal income. Additionally, these states were some of the largest single family housing markets in the nation, with Phoenix the 6th and San Diego the 7th largest cities in the United States.

     The June 1999 market share reports show us as the top title insurer in Yavapai County, Arizona. As of June 1999, we ranked third in Maricopa County market share, having moved up from tenth in 1997. We believe that our combination of technology, management and employee stock incentives will play a significant role in positively impacting our market share in the locations in which we currently operate and in the areas into which we expand.

                                INDUSTRY OVERVIEW

     Title insurance has become accepted as the most efficient means of determining title to and the priority of interests in real estate in nearly all parts of the United States. Virtually all real property lenders require their borrowers to obtain title insurance policies when mortgage loans are made.

     The title insurance industry has undergone changes in the past few years as a result of revenue fluctuation based on changes in interest rates. Companies have focused on advancing technology in order to reduce costs, improve accuracy and respond to the continuing pressures within the real estate industry for faster and more cost effective processing of transactions. The major expense of a title agency company is the search and examination function in preparing preliminary title reports, commitments and title policies. Major expenses generally do not come from claim losses associated with the policies. Technology has improved the accuracy and consistency of information and allowed companies to maintain or increase their number of closings with the same number of or fewer employees.

     We possess advanced title report generation and processing technology that combines title information from multiple sources via electronic data exchange. We have implemented this technology in our Arizona operations and in our San Diego County, California operations. This technology facilitates the expansion of our operations in existing markets and we believe it outperforms the technology of many larger title companies.

     TITLE POLICIES. Title insurance policies contain the terms and conditions upon which a title underwriter will insure title to real estate. Generally, buyers of real property or secured lenders are the beneficiaries of title insurance policies.

     Title insurance is different from other types of insurance because it relates to past events that affect title to property at the time of closing and not unforeseen future events. Prior to issuing policies, underwriters can eliminate future losses by accurately performing searches and examinations. The premium for title insurance is due in full on the closing date of the real estate transaction. The premium is based upon the purchase price of the property insured or the amount of the secured loan. Policy coverage generally terminates upon resale or refinance of the property. The terms of coverage have become standardized in accordance with forms approved by trade associations such as American Land Title Association, Land Title Association of Arizona and California Land Title Association.

     Title insurance policies are issued on the basis of a preliminary report or commitment. These reports are prepared after a search of public records, maps and other relevant documents to ascertain title ownership and the existence of easements, restrictions, rights of way, conditions, encumbrances or other matters affecting the title to, or use of, real property. A visual inspection of the property may also be made prior to the issuance of some title insurance policies.

     To facilitate this preparation of preliminary reports without the necessity of manually searching public records, copies of public records, maps and other relevant historical documents are compiled and indexed in a "title plant." Each title plant relates to a particular county and is kept current on a daily or other frequent basis by the addition of copies of recorded documents that affect rights in real property in the particular county. Title companies often subscribe to independent title information services to assist in the updating of their title plants and the maintenance of title records.

     DIRECT VS. AGENCY SALES. Preliminary reports and commitments to issue policies are prepared by title underwriters, known as direct sales, or by independent agents on behalf of the underwriters, known as agency sales. The terms and conditions upon which the real property will be insured are determined in accordance with the standard policies and procedures of the title underwriter. In direct sales, the title underwriter issues the preliminary report and commitment and retains the entire title premium paid in connection with the transaction. In agency sales, the search and examination function is performed by the independent agent and the majority of the premium collected is retained by the agent, with the balance given to the title underwriter. Independent agents may select among several title underwriters based upon the amount of the premium split offered, the overall terms and conditions of the agency agreement, including indemnification obligations of the agent and the scope of services offered to the agent by the title underwriter. Agent commissions vary by geographic region.

     THE TITLE POLICY PROCESS. The following is a brief description of the process of issuing a title insurance policy:

     (1) The customer, who is typically a real estate salesperson or broker, escrow agent or lender, places an order for a title policy.

     (2) Sales personnel note the details of the order and place a request with the title department for a preliminary report.

     (3) After the relevant historical data on the property is compiled, the title officer prepares a preliminary report that documents:

          *    the current status of title to the property;

          * any exemptions, exceptions and/or limitations that might be attached to the policy; and

          * specific issues that need to be addressed and resolved by the parties to the transaction before the title policy will be issued, such as removal of prior tax liens and payment of prior loans on the property.

     (4) The preliminary report is circulated to all the parties for satisfaction of any specific issues.

     (5) After all specific issues identified in the preliminary report are satisfied, the escrow agent closes the transaction in accordance with the instructions of the parties and the policy conditions.

     (6) Once the transaction is closed and all monies have been released, the policy is issued to the owner and the lender on a resale transaction or to the lender only on a refinancing transaction.

     LOSSES AND RESERVES. The maximum amount of liability under a title insurance policy is usually the face amount of the policy plus the cost of defending the insurer's title against an adverse claim. The reserve for claim losses is based upon known claims as well as losses the insurer expects to incur based on historical experience and other factors, including industry averages, claims loss history, current legal environment, geographic considerations and type of policy written. Because we operate as an independent agency, we provide title insurance on behalf of third party underwriters. As such, our losses and reserves are less than those typically carried by a title insurance underwriter.

     ECONOMIC FACTORS AFFECTING INDUSTRY. Title insurance revenue is closely related to the level of activity in the real estate market and the average sales price of real estate transactions. Real estate sales are directly affected by the availability of money to finance purchases. Other factors affecting real estate activity include demand, mortgage interest rates, family income levels and general economic conditions.

     During 1998, there was a significant increase in the refinance market as a result of low mortgage interest rates. Low mortgage rates coupled with a strong economy also positively impacted the volume of residential home sale transactions. The volume of refinance transactions has decreased significantly in 1999 due to higher interest rates and a saturation in the refinance market.

                                  OUR STRATEGY

     Our strategy is to pursue aggressive growth in the title insurance industry in the Southwestern United States. Our strategy is:

     COMMITMENT TO SERVICE. Our business is built on three basic entrepreneurial premises:

     *    every employee is a salesperson;

     * our services are a one-stop, computer-based contact point for complete real estate transactions; and

     * success is achieved through focus on an unequaled quality of customer service.

Because title insurance policies and escrow functions are generally standardized, the level of service provided is the key differentiating factor among competitors in the title industry. One of our objectives is to issue written title reports on substantially all of our transactions within two working days from the opening of escrow. Through our commitment to customer service, we seek to build lasting relationships with our real estate industry clients.

     MARKET FOCUS. Our market focus is on real estate brokers and mortgage lenders as this business has historically been more consistent and less prone to fluctuation than commercial, new home sales or refinancing segments of the market. To set ourselves apart as a service company, we have developed industry specific information technology that we provide to our clients. We are currently developing a product called "E*TitleGram" that will allow real estate brokers access to our services through the Internet.

     EQUITY PARTICIPATION BY ESCROW OFFICERS. Escrow officers are the major revenue producers for title insurance companies. Their business relationships with real estate brokers, lenders and other industry participants are primarily responsible for the direction of escrow and title business. We seek to attract the most successful escrow officers through employment packages that include commissions based on revenue produced and stock options as added motivational incentives. We believe these programs will also promote company loyalty, which will help to insulate our escrow officers from competitive recruiting efforts.

     EXPANSION. We intend to accomplish our planned expansion through acquisitions of existing title agencies and opening operations in California and, as conditions merit, other states throughout the South and Southwest. We expect these expanded operations to be enhanced by utilizing our recruiting strategy that has proven extremely successful in Arizona.

                                 OUR OPERATIONS

     We reported record revenue for each quarter in 1998, with revenue up 178% for the year ended December 31, 1998 compared to the year ended December 31, 1997. Revenue was $23.2 million for the year ended December 31, 1998, compared to $8.3 million for the year ended December 31, 1997. Although we completed a significant acquisition in November 1998, most of the increase in our revenue in 1998 was attributable to internal growth. Of our $14.9 million revenue growth from 1997 to 1998, $1.8 million was attributable to revenue from acquired companies, $1.8 million was attributable to new start-up operations and $11.3 million was attributable to increased revenue from expansion of existing operations.

     For the fiscal years ended December 31, 1998 and 1997, revenue from the issuance of title insurance policies represented 63% and 64%, respectively, of our consolidated revenues. Escrow and related fees for the years ended December 31, 1998 and 1997 represented 30% and 26%, respectively, of our consolidated revenue.

     MARKETING. We believe the primary source of our business is from referrals from participants in the real estate industry, such as real estate brokers, mortgage lenders, developers and attorneys. In addition to the referral market, we market our services directly to larger brokerages and real property lenders. Marketing activities are performed by our officers and marketing representatives whose sole function is the solicitation of business from major real estate brokers, developers, owners and lenders. Escrow officers, in addition to their escrow service duties, maintain and further develop relationships established with current clients for on-going business. Our marketing representatives hold educational seminars for real estate brokers, offer the use of services that provides ease in placing valuations on surrounding property and train brokers and their assistants in the use of our information technology.

     ESCROW SERVICE. Our escrow departments are responsible for handling the consummation of real estate sales, exchanges and a variety of other transactions involving the sale or encumbrance of real property, refinancing of real property, sales of assets of businesses and sales of promissory notes secured by deeds of trust.

     The escrow officer and assistant typically prepare escrow documents pursuant to the real estate contract. The escrow instructions provide guidance to all concerned parties as to the conditions required for the real estate transaction. Furthermore, the instructions provide authorization for the escrow agent to request information concerning matters appearing of record, the receipt of all earnest monies and closing funds, the disbursement of seller proceeds, payoff of underlying liens, judgments, real property taxes, insurance and any other disbursement as set forth in the instructions or by the parties to the transaction. The instructions also include authorization to prepare and obtain documents necessary to complete the real estate transaction.

     The escrow agent is held accountable by state governmental agencies for strict compliance with the fiduciary responsibilities outlined by the escrow instructions. The officer must possess a high degree of skill, professionalism and confidentiality in the handling, preparation, collecting and recordation of all escrow matters between the buyer, seller, real estate brokers and their agents, developers, lenders and investors.

     TITLE DEPARTMENT. The primary function of the title department is the accumulation and analysis of various documents from the many sources that make up the public record. From this analysis, a preliminary report is written showing the present condition of title. This report is given to the escrow officer who, in turn, distributes it to the parties involved in the purchase agreement. After the preliminary report has been read and approved by all the parties and the requirements of the report have been fulfilled, the escrow will proceed to closing and a final title insurance policy will be issued.

     The accumulation of title data from public records which provides the history of each parcel of real estate in a particular county is referred to as a "title plant." We have entered into a multi-year service agreements for title plant access in the counties in which we operate. In several counties, we are a partial owner in a title plant or own a title plant which contains data prior to the time period covered by a third party title plant provider. We can use the services of a third party title plant provider or acquire additional title plants for purposes of conducting our title research as we expand into additional geographic areas. The cost of obtaining title plants varies with economic and market conditions in the geographic area to which the title plants relate. We believe we will be able to obtain access to title plants on terms and conditions that are acceptable as we expand into other markets; however, there is no guarantee that this will occur.

     CLAIMS AND UNDERWRITING. We provide title insurance as an agent of First American, United General, Chicago Title, Old Republic and Stewart. These services are provided pursuant to underwriting agreements with each of these underwriters. The underwriting agreements state the conditions on which we are authorized to issue a title insurance policy on behalf of the underwriter and prescribe the circumstances under which we may be liable to the underwriter if a policy loss is attributable to errors made by us. The underwriting agreements with First American, United General, Chicago, Old Republic and Stewart provide that we:

     * must fully comply with all requirements relating to the issuance of title insurance within each of the counties in which we do business and must comply with generally accepted standards of underwriting;

     * will be liable for any losses payable on a basis of erroneous reports or in excess of the stated liability on the policy when an insured makes a successful claim based on negligence;

     * may not write a policy in excess of the stated contract amount without prior approval from the insurance company; and

     * will be liable for the first $5,000 of each loss, unless specifically waived by the insurance company.

     We are not an exclusive agent for First American, United General, Chicago, Old Republic or Stewart. Claims against title insurance policies normally arise out of human error. During the process of accumulation and analysis of the public record, some inaccuracies and inconsistencies are encountered that sometimes result in a situation in which interpretation of these documents could lead to a claim. Such claims are reviewed by our staff and, if warranted, sent to the insurance carrier for final disposition.

     Underwriting is the process of analyzing risk assumption. As each individual situation arises, the local staff makes a risk analysis. If the local underwriting staff decides that the risk assumption is outside its underwriting authority, the insurance carrier is contacted for its underwriting approval.

     We assume the entire risk of losses incurred as a result of errors made during the escrow process, however, we have secured insurance coverage to limit our expense to significant losses.

                                  THE OFFERING

Securities Offered by the
  selling shareholders...............   5,402,845

Common Stock Outstanding.............   As of June 30, 1999, there were an
                                        aggregate of 17,011,841 shares
                                        outstanding(1)

Use of Proceeds......................   We will not receive any of the
                                        proceeds of sales of Common stock
                                        by the selling shareholders.

Risk Factors.........................   The shares of common stock offered
                                        hereby involve a high degree of
                                        risk. See "Risk Factors" on page 13.

Nasdaq SmallCap Market Symbol........   "CTGI"


(1) Does not include 3,111,550 shares of common stock issuable upon exercise of outstanding stock options Title Group's stock option plans and 772,142 shares of common stock issuable to the selling shareholders upon exercise of the warrants included in the shares of common stock that are being offered hereby.

                                  RISK FACTORS

     BEFORE YOU BUY ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THESE RISKS, INCLUDING THE RISK THAT YOU MAY LOSE YOUR ENTIRE INVESTMENT, BEFORE YOU MAKE A DECISION TO BUY ANY OF THE SHARES OF COMMON STOCK.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS

     Our operations have not always been profitable. We have had losses in recent years. For the fiscal years ended October 31, 1996 and December 31, 1997, we reported net losses of approximately $1.0 million and $245,000, respectively. Our current plans for expansion are expected to require significantly increased levels of expenditures, which could increase our losses in the future. Although we have reported net income of $1,676,027 for the year ended December 31, 1998 and net income of $109,297 and $214,499 for the three months and six months ended June 30, 1999, respectively, no assurance can be given that our operations will continue to be profitable or that future profits, if any, will be realized at any significant level.

OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC FACTORS AND SEASONALITY

     Our revenues will closely reflect trends in the title insurance industry in general and changes in general economic conditions. The level of revenues realized by title insurance companies is highly sensitive to variations in general economic factors and conditions including changes in the level of home mortgage interest rates. Our revenues vary from period to period as a result of changes in the number of housing starts, seasonal variations in resales of residential properties, fluctuations in the number of applications for home mortgage refinancings and, to a lesser extent, fluctuations in the levels of commercial property development and other activity.

     We operate without any significant backlog, and a majority of the revenue realized in a particular fiscal quarter results from real estate transactions initiated in that quarter. Our operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with general market trends may limit management's ability to forecast our short-term results of operations accurately. Additionally, a high percentage of our expenses are relatively fixed, including costs of personnel, and are not susceptible to rapid reduction.

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH

     If we are unable to manage growth effectively, it could have a material adverse affect on our results of operations, financial condition or business. A principal component of our growth strategy is to continue to expand through additional acquisitions that complement our business in new or existing markets. Our future growth will be dependent upon a number of factors including, among others, our ability to successfully:

*    identify acceptable acquisition candidates;

*    consummate acquisitions on favorable terms;

*    integrate acquired business with our existing operations; and

*    obtain financing to support expansion.

     We cannot guaranty that we will successfully expand or that any expansion will enhance our profitability. The failure to effectively identify, evaluate and integrate acquired business could adversely affect our operating results. In addition, our results achieved to date may not be indicative of our prospects or ability to penetrate new markets, many of which may have different competitive conditions than our current markets.

     We expect our continued growth will place a significant strain on our management and operations. Some of our key personnel have recently joined us, and none of our officers has had significant experience in managing a large, public title insurance company. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

COMPETITION MAY AFFECT OUR OPERATIONS

     Intense competition among the major title insurance companies and any such new entrants could lower premium and fee revenues for us. The title insurance business is highly competitive, primarily in the areas of price, service and expertise. For larger commercial customers and mortgage originators, the size and financial strength of the title insurer are also important factors. The title insurance industry is dominated by several large, well-capitalized national companies that currently offer more comprehensive title insurance and other real estate-related services than we do, and current consolidation trends within the industry are expected to produce additional significant industry competitors. Also, the removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT OUR BUSINESS

     Failure to comply with governmental regulations or an inability to secure or maintain any required licenses could have a material adverse affect on our business. The title insurance and escrow businesses generally are subject to extensive regulation under applicable state laws. These laws establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses, regulating trade practices, licensing agents, approving policy forms and approving rate schedules. We must be in compliance with these regulations.

WE DEPEND ON OUR ADVANCED SOFTWARE SYSTEM

     Our success is somewhat dependent on our ability to protect and continue to improve our software system technology. Our software system technology is not patented, and existing copyright laws offer only limited practical protection.

We cannot be sure that the steps we have taken to protect our systems will be adequate to prevent misappropriation of our technology. In addition, these protections do not prevent independent third-party development of competitive products or services.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY PROBLEMS ASSOCIATED WITH THE YEAR 2000 ISSUE.

     Many currently installed computer systems, imbedded microchips and software products are coded to accept two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Any programs that have time sensitive software may recognize date using "00" as the year 1900 rather than the year 2000. This could result in the computer shutting down or performing incorrect computations. As a result, in the next few months, computer systems and/or software used by numerous organizations will need to be upgraded to comply with the Year 2000 date code requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although we believe our systems will be Year 2000 compliant by December 31, 1999, there can be no assurance that our systems nor that of any of our vendors or customers contain all necessary date code changes.

OUR STOCK PRICE IS VOLATILE

     Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our common stock. The market for our common stock is volatile. The trading price of our common stock has been and will continue to be subject to:

* significant fluctuations in response to quarterly variations in operating results;

*    announcements regarding our business or the business of our competitors;

*    changes in prices of our or our competitors' products and services;

*    changes in product mix; and

* changes in revenue and revenue growth rates for us as a whole or for geographic areas, and other events or factors.

     Statements or changes in opinions, rating or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. Statements by financial or industry analysts regarding the impact on our net income per share resulting from the acquisitions and the extent to which such analysts expect potential business synergies to impact reported results in future periods can be expected to contribute to volatility in the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many title insurance companies and which often have been unrelated to the operating performance of these companies.

POTENTIAL CONTROL BY THE EXISTING MANAGEMENT AND SHAREHOLDERS

     If our management and shareholders act in concert, disposition of maters submitted to shareholders or the election of the entire Board of Directors may be hindered. Our directors, executive officers and holders of more than 5% of our common stock beneficially owned approximately 35.1% of the outstanding shares of common stock. Although these persons do not presently have any agreements or understanding to act in concert, any such agreement or understanding would make it difficult for others to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER
EFFECTS

     Our Articles of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS

     We do not anticipate paying dividends on the common stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR DEPENDENCE ON KEY PERSONNEL

     Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the continued services of our senior management, as well as our ability to attract additional members to our management team to support our expansion strategy. Our success will depend upon our ability to attract and retain escrow officers with significant revenue production capacity. Competition for employees in the real estate services industry is intense, and there can be no assurance that we will be able to attract and retain a sufficient number of qualified employees. If our business grows, it may be difficult for us to hire, train and assimilate the new employees needed. Our future success will also depend to a significant degree upon continued contributions of our combined key management, marketing and operational personnel.

OUR WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING

     The existence of our options or warrants may adversely affect the terms on which we can obtain additional financing. As of June 30, 1999 3,883,692 shares of common stock were issuable upon the exercise of outstanding options and warrants to purchase shares of common stock, including warrants to purchase 772,142 shares at a weighted average exercise price of $2.15 and options to purchase 3,111,550 shares at a weighted average exercise price of $1.73. In addition, we have convertible debentures which are convertible at the option of the debenture holder into an aggregate of 62,500 shares of common stock. For the life of such options, the option holders will have the opportunity to profit from a rise in the price of common stock, with a resulting dilution in the interest of other holders of common stock. Further, the option holders can be expected to exercise their options at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options.

OUR OUTSTANDING SHARES MAY BE DILUTED

     The market price of the shares of our common stock may be adversely affected by the sale, or availability for sale, of a substantial number of shares of common stock in the public market. We have 16,969,791 shares of common stock outstanding. In addition, we have outstanding stock options and warrants to acquire 3,883,692 shares of our common stock, including stock options and warrants to acquire 1,768,592 shares of common stock that are immediately exercisable. Further, the additional 62,500 shares of common stock are issuable upon the conversion of currently outstanding subordinated convertible notes. The eligibility of the foregoing shares to be sold to the public, whether pursuant to Rule 144 or an effective registration statement, may have a material adverse effect on the market value and trading price of the common stock.

     In addition to the foregoing, we have filed a registration statement on Form S-8 under the Securities Act to register the potential sale of 2,770,000 shares of common stock reserved for issuance under our stock plans.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE

     This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                              SELLING SHAREHOLDERS

     The following table provides information as of August 3, 1999, with respect to the common stock beneficially owned by each selling shareholder. None of these selling shareholders has a material relationship with us, with the exception of Messrs. Jeffrey P. Anderson, Theo F. Lamb and Ben T. Morris who are directors and Mr. Dale Head who is an officer with us. In addition, Mr. Morris is a director of Sanders Morris Mundy which is the beneficial owner of 306,672 warrants included in this Offering. We believe that the selling shareholders named in the following table have sole voting and investment power with respect to the respective shares of common stock set forth opposite their names. The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below or their nominees.

Total Shares outstanding           17,011,841

                               Shares Beneficially                   Shares Beneficially
                               Owned Prior to the                    Owned After to the
                                    Offering             Number           Offering
                               -------------------     of Shares     -------------------
          Name                 Number      Percent      Offered        Number    Percent
------------------------       ------      -------     ---------     ---------   -------
1991 Investment Company        37,037         *          37,037             --        *
A&G Johnson Family
 Partnership                   18,519         *          18,519             --        *
Jeffrey Anderson               30,000         *          30,000             --        *
Joe M. Bailey                  18,519         *          18,519             --        *
Lorne D. Baine                 18,518         *          18,518             --        *
George L. Ball                 37,037         *          37,037             --        *
Susan Huffard Ball             18,518         *          18,518             --        *
Carol Barbour                  18,519         *          18,519             --        *
Charles Barrier                18,519         *          18,519             --        *
James Beavers                 185,185       1.1%        185,185             --        *
Bell Bottom Foundation         18,518         *          18,518             --        *
William Boyd                   30,000         *          30,000             --        *
John Brewster                  18,518         *          18,518             --        *
David Bromberg                 18,519         *          18,519             --        *
Earle Brown                    30,000         *          30,000             --        *
Gerald Cafarelli               30,000         *          30,000             --        *
Joann Catlett                  18,518         *          18,518             --        *
Michael Chadwick               18,519         *          18,519             --        *
James Christmas                18,518         *          18,518             --        *
Classic Real Estate            30,000         *          30,000             --        *
Bobby Smith Cohn               18,519         *          18,519             --        *
Morton Cohn                    74,074         *          74,074             --        *
Brett Combs                    18,518         *          18,518             --        *
Higdon Compton                 18,519         *          18,519             --        *
Craig Coppola                  90,000         *          90,000             --        *

                               Shares Beneficially                   Shares Beneficially
                               Owned Prior to the                    Owned After to the
                                    Offering             Number           Offering
                               -------------------     of Shares     -------------------
          Name                 Number      Percent      Offered        Number    Percent
------------------------       ------      -------     ---------     ---------   -------
Barbara Crow                  185,185       1.1%        185,185             --        *
Thomas Custer                  37,037         *          37,037             --        *
Charles Davis                   9,259         *           9,259             --        *
Hal Dean                       30,000         *          30,000             --        *
William De Arman               37,037         *          37,037             --        *
Louis DelHomme                 37,037         *          37,037             --        *
Max Dillard                    37,037         *          37,037             --        *
John Drury                     74,074         *          74,074             --        *
Wayne Duddlesten               37,037         *          37,037             --        *
J.A. Elkins                    37,037         *          37,037             --        *
Leigh Ellis                    18,519         *          18,519             --        *
Jerry Ellis                    18,519         *          18,519             --        *
James Evans                    30,000         *          30,000             --        *
Phillip Evans                  18,518         *          18,518             --        *
Patrice Ferguson               18,519         *          18,519             --        *
Michael Ferry                 120,000         *         120,000             --        *
Arthur Fields                  29,630         *          29,630             --        *
Hardy Fields                   18,518         *          18,518             --        *
Frederick Fine                 29,630         *          29,630             --        *
Robert Fine                    18,518         *          18,518             --        *
Don Fitch                      18,518         *          18,518             --        *
Joseph Flom                    37,037         *          37,037             --        *
Dan Fogarty                    18,518         *          18,518             --        *
William Fogarty                18,518         *          18,518             --        *
Scott Fordham                  18,519         *          18,519             --        *
Alan Frick                     18,519         *          18,519             --        *
David Garrison                208,500       1.2%        208,500             --        *
MW George                      18,518         *          18,518             --        *
Rosanne Giambalvo              18,519         *          18,519             --        *
Paul Greenberg                 18,518         *          18,518             --        *
Greg Greenberg                 18,518         *          18,518             --        *
Lauri Greenberg                18,518         *          18,518             --        *
Don Gunther                    37,037         *          37,037             --        *
Tolar Hamblen                  18,518         *          18,518             --        *
Steve Harter                   37,037         *          37,037             --        *
John Hazelton                  18,518         *          18,518             --        *
Dale Head                      18,518         *          18,518             --        *
Carl Herbert                   18,518         *          18,518             --        *
William Herbold                18,518         *          18,518             --        *
Ann Holstead                   18,519         *          18,519             --        *
Courtney Hopson                18,519         *          18,519             --        *

                               Shares Beneficially                   Shares Beneficially
                               Owned Prior to the                    Owned After to the
                                    Offering             Number           Offering
                               -------------------     of Shares     -------------------
          Name                 Number      Percent      Offered        Number    Percent
------------------------       ------      -------     ---------     ---------   -------
Huffard Family                 37,037         *          37,037             --        *
David Ingalls                  30,000         *          30,000             --        *
J-All Partnership              55,556         *          55,556             --        *
Samuel Jones                   18,519         *          18,519             --        *
Susan Keller                   27,778         *          27,778             --        *
Brian Kenney                   30,000         *          30,000             --        *
Nancy Kinder                   18,519         *          18,519             --        *
Brede Klefos                   18,519         *          18,519             --        *
Erik Klefos                    18,519         *          18,519             --        *
Livingston Kosberg             18,519         *          18,519             --        *
Ted Lamb                    2,241,223      13.2%         48,518      2,192,705     12.9%
Neil Lande                     37,037         *          37,037             --        *
Michael Lawlor                 18,519         *          18,519             --        *
Kurt Lawrence                  18,518         *          18,518             --        *
Kenneth Lay                    37,037         *          37,037             --        *
Roger Lindstedt                55,556         *          55,556             --        *
John Malanga                    9,259         *           9,259             --        *
Keith Maxwell                  37,037         *          37,037             --        *
Kirby McConnell                18,519         *          18,519             --        *
Stephen McConnell              99,537         *          37,037         62,500        *
Bruce McMacken                 18,519         *          18,519             --        *
Ronald McMahon                 37,037         *          37,037             --        *
Joseph McNally                 60,000         *          60,000             --        *
Elisa Medhus                   37,037         *          37,037             --        *
Rudy Miller                    40,537         *          37,037          3,500        *
Minnesota Unity Life          180,000       1.1%        180,000             --        *
Michael Mitchell               18,518         *          18,518             --        *
MJ Management                  18,519         *          18,519             --        *
Donald Moorehead               37,037         *          37,037             --        *
George Moorehead               37,037         *          37,037             --        *
Shelley Moorehead              37,037         *          37,037             --        *
Carlos Morris                  18,519         *          18,519             --        *
Ben Morris                     42,037         *          37,037          5,000        *
John Mundy                     18,518         *          18,518             --        *
Charles Myers Trust           135,000         *         135,000             --        *
Alta Myers Trust              135,000         *         135,000             --        *
Charles Myers                  30,000         *          30,000             --        *
William O'Malley               37,037         *          37,037             --        *
John O'Quinn                   74,074         *          74,074             --        *
Gail Oakey                     18,518         *          18,518             --        *
Andrew Phillippakis            42,000         *          42,000             --        *

                               Shares Beneficially                   Shares Beneficially
                               Owned Prior to the                    Owned After to the
                                    Offering             Number           Offering
                               -------------------     of Shares     -------------------
          Name                 Number      Percent      Offered        Number    Percent
------------------------       ------      -------     ---------     ---------   -------
 Kelly Phillips                18,518         *          18,518             --        *
 Donald Poarch                 18,519         *          18,519             --        *
 James Price                   29,630         *          29,630             --        *
 William Price                 18,518         *          18,518             --        *
 Leroy Quigley                 18,518         *          18,518             --        *
 Leonard Rauch                 37,037         *          37,037             --        *
 Jay Rea                       18,518         *          18,518             --        *
 J.L. Refsnes                  30,000         *          30,000             --        *
 Roy Rimmer                    18,519         *          18,519             --        *
 Rex Ross                      18,518         *          18,518             --        *
 Harold Rubenstein             18,518         *          18,518             --        *
 Nolan Ryan                    37,037         *          37,037             --        *
 Sanders Morris Mundy         308,642       1.8%        308,642
 Brad Sanders                  27,778         *          27,778             --        *
 Bret Sanders                  27,778         *          27,778             --        *
 Christine Sanders             37,037         *          37,037             --        *
 Don Sanders                  185,185       1.1%        185,185             --        *
 Katherine Sanders             55,556         *          55,556             --        *
 Laura Sanders                 27,778         *          27,778             --        *
 Doug Schnitzer                18,519         *          18,519             --        *
 Brad Schraut                  18,518         *          18,518             --        *
 Stephen Scott                 74,074         *          74,074             --        *
 Bruce Slovin                  37,037         *          37,037             --        *
 William Solemene              22,222         *          22,222             --        *
 Sherri Spicer                 18,518         *          18,518             --        *
 Joseph Swinbank               18,519         *          18,519             --        *
 Paul Tate                     18,519         *          18,519             --        *
 Jack Tompkins                 18,519         *          18,519             --        *
 David Towery                  18,519         *          18,519             --        *
 Ronald Vagle                  18,518         *          18,518             --        *
 Charles Waldon                60,000         *          60,000             --        *
 Cheryl Wazel                  18,519         *          18,519             --        *
 John Wazel                    18,519         *          18,519             --        *
 Don Weir                      18,519         *          18,519             --        *
 Eric Weir                     18,519         *          18,519             --        *
 Lisa Weir                     18,519         *          18,519             --        *
 Michael Zarriello             18,518         *          18,518             --        *
 John Zogg                     18,518         *          18,518             --        *
                                                      ---------
                                                      5,402,845

*    Less than 1%.
(1) Percentages are based upon 16,969,791 shares of our common stock outstanding as of August 3, 1999.

                                 USE OF PROCEEDS

     The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales.

                         DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their common stock. The subsequent sale of the common stock received upon the exercise of the warrants will be determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The common stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

     (a) a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange; and

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value.

COMMON STOCK

     As of the date of this prospectus, 17,011,841 shares of common stock are issued and outstanding. We have also reserved 772,142 shares of common stock for issuance upon exercise of warrants (as described below under "Warrants"), 3,111,550 shares of common stock for issuance upon exercise of options granted under our 1996 Stock Option Plan, and our Non-Employee Directors Stock Option Plan.

     Holders of common stock are entitled to cast one vote for each share held of record in all matters presented to stockholders. Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Holders of common stock do not have preemptive rights to subscribe for additional shares issued by us. All of the outstanding shares of common stock, including the shares of common stock to be sold in this offering, are fully paid and nonassessable.

WARRANTS

     In connection with a private placement in March 1998, we sold 463,500 units at $3.00 per share, with each unit consisting of two shares of common stock and a warrant to purchase one share of common stock at a price of $2.50 within a two-year period.

     In connection with a private placement in April 1998, we sold 3,703,703 shares of common stock at $1.35 per share and issued three-year warrants to purchase an additional 308,642 shares of common stock at $1.62 per share to an investment banking firm that acted as the placement agent in the transaction.

STOCK TRANSFER AGENT

     Western States Transfer, Inc. is the transfer agent for the common stock and the warrants.

SHARES ELIGIBLE FOR FUTURE SALE

     Approximately 12,610,164 shares of common stock currently outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act, or pursuant to an exemption from registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may sell, every three-month period, in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of a company's then outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares. Under Rule 144, sales of restricted securities are allowed only if current public information about us is available. Any person who is not our affiliate for 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least 2 years, may sell such shares without complying with the requirements of Rule 144. Currently, most of the restricted shares are eligible for sale under Rule 144 or under a registration statement filed as a result of registration rights granted with respect to such shares. Sales of substantial amounts of common stock by stockholders under Rule 144, the registration statement, or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     Our audited financial statements for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information                                           2
Prospectus Summary                                                            4
The Offering                                                                 12
Risk Factors                                                                 13
Selling Shareholders                                                         18
Use of Proceeds                                                              22
Determination of Offering Price                                              22
Plan of Distribution                                                         22
Description of Securities                                                    23
Legal Matters                                                                24
Experts                                                                      25


                           CAPITAL TITLE GROUP, INC.


                                5,402,845 SHARES
                                  COMMON STOCK


                                   PROSPECTUS




                                 August 27, 1999

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the offering other than commissions and discounts, if any.

SEC Registration Fee                                       $ 3,500
Legal Fees and Expenses                                      5,000
Accounting Fees and Expenses                                 1,000
Printing and Engraving Expenses                              2,000
Miscellaneous                                                1,000
                                                           -------

         Total                                             $12,500
                                                           =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IX of the Company's Certificate of Incorporation provides that no director of the corporation shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, however, nothing contained in such Article IX eliminates or limits the liability of a director of the Company to the extent provided by applicable laws (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for liability imposed under
Section 174 of Title 8 of the Delaware General Corporation Law ("DGCL") or successor provisions thereof, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Section 145 of the DGCL enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Delaware law does not permit the elimination of a director's or officer's liability for engaging in intentional misconduct or fraud, knowingly violating a law or unlawfully paying a distribution. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     In addition, Article IX of the Company's Certificate of Incorporation requires the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article IX of the Company's Certificate of Incorporation further provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that his is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as provided in this Article IX.

ITEM 16. EXHIBITS

Exhibit                                                              Page Number or
Number                           Description                        Method of Filing
------                           -----------                        ----------------
4        Form of Common Stock Certificate                                   *
5.1      Opinion re: legality of the securities being registered           **
23.1     Consent of Independent Auditors                                   **
23.2     Consent of Counsel                                          See Exhibit 5.1
24       Powers of Attorney                                        See Signature Page

* Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-14539).

**   Filed with this registration statement.

ITEM 17. UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities and Exchange Act that is incorporated by reference into this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material chance to such information in the registration statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or
          Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on August 3, 1999.

                                        CAPITAL TITLE GROUP, INC.,
                                          a Delaware Corporation


                                        By: /s/ Donald R. Head
                                            Donald R. Head
                                            Chairman and Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitute and appoint DONALD R. HEAD, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre-and post-effective amendments (including any amendments pursuant to Rule 462 (b) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                         TITLE                         DATE
       ---------                         -----                         ----

/s/ Donald R. Head          Chairman of the Board, President      August 3, 1999
------------------------    and Chief Executive Officer
Donald R. Head              (Principal Executive Officer)

/s/ Mark C. Walker          Chief Financial Officer (Principal    August 3, 1999
------------------------    Financial and Accounting Officer)
Mark C. Walker

/s/Richard A. Alexander     Director                              August 3, 1999
------------------------
Richard A. Alexander

/s/ Jeffrey P. Anderson     Director                              August 3, 1999
------------------------
Jeffrey P. Anderson

/s/ David C. Dewar          Director                              August 3, 1999
------------------------
David C. Dewar

/s/ Andrew A. Johns         Director                              August 3, 1999
------------------------
Andrew A. Johns

/s/ Theo F. Lamb            Director                              August 3, 1999
------------------------
Theo F. Lamb

/s/ Robert B. Liverant      Director                              August 3, 1999
------------------------
Robert B. Liverant

/s/Stephen A McConnell      Director                              August 3, 1999
------------------------
Stephen A McConnell

/s/ Ben T. Morris           Director                              August 3, 1999
------------------------
Ben T. Morris

                                       33